                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                       (INCLUDING THE ASSOCIATED RIGHTS)
                                      OF
                               LORAL CORPORATION
                                      BY
                          LAC ACQUISITION CORPORATION
                         A WHOLLY OWNED SUBSIDIARY OF
                          LOCKHEED MARTIN CORPORATION
                                      AT
                             $38.00 NET PER SHARE


 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, FEBRUARY 9, 1996, UNLESS THE OFFER IS EXTENDED. LAC ACQUISITION CORPORATION HAS AGREED, SUBJECT TO THE TERMS AND CONDITIONS OF THE OFFER, TO EXTEND THE OFFER UNTIL IMMEDIATELY AFTER THE TIME OF THE SPIN-OFF RECORD DATE (AS DEFINED IN THE OFFER TO PURCHASE).


To Brokers, Dealers, Commercial Banks,                         January 12, 1996
Trust Companies and Other Nominees:

  We have been appointed by LAC Acquisition Corporation (the "Purchaser"), a New York corporation and a wholly owned subsidiary of Lockheed Martin Corporation, a Maryland corporation, to act as Dealer Manager in connection with its offer to purchase all outstanding shares of common stock, par value $0.25 per share (including the associated Rights (as defined in the Offer to Purchase referred to below)) (collectively, the "Shares"), of Loral Corporation, a New York corporation (the "Company"), at $38.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase, dated January 12, 1996 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer").

  For your information and for forwarding to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

  1. Offer to Purchase, dated January 12, 1996;

  2. Letter of Transmittal for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding;

  3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to the Depositary by the Expiration Date (as defined in the Offer to Purchase);

  4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

  5. Solicitation/Recommendation Statement on Schedule 14D-9 issued by the Company; and

  6. Return envelope addressed to First Chicago Trust Company of New York, the Depositary.

  The Company has advised the Parent and Purchaser that, prior to the time notice of the Spin-Off Record Date (as defined in the Offer to Purchase) is given and at least ten days prior to the Expiration Date, it expects to distribute to holders of Shares and holders of other equity securities of the Company an Information Statement with respect to the Spin-Off (as defined in the Offer to Purchase).

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will be deemed to have accepted for payment, and will pay for, all Shares validly tendered and not properly withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) when, as and if the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. Payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase)), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) (unless, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) is utilized) and any other documents required by the Letter of Transmittal.

  In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal, with any required signature guarantees and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

  If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates on or prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in
Section 3 of the Offer to Purchase.

  The Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager or the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

  YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, FEBRUARY 9, 1996, UNLESS THE OFFER IS EXTENDED. LAC ACQUISITION CORPORATION HAS AGREED, SUBJECT TO THE TERMS AND CONDITIONS OF THE OFFER, TO EXTEND THE OFFER, UNTIL IMMEDIATELY AFTER THE TIME OF THE SPIN-OFF RECORD DATE.

  Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          Bear, Stearns & Co. Inc.
                                            as Dealer Manager
                                          245 Park Avenue
                                          New York, New York 10167
                                          Call Toll Free: (800) 726-9849


   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE PURCHASER, THE COMPANY, ANY AFFILIATE OF THE COMPANY, LOCKHEED MARTIN CORPORATION, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.


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